Exhibit 15.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-260359) on Form F-3 and (Nos. 333-194638, 333-194637, 333-180323, 333-165839, and 333-154416) on Form S-8 of our report dated March 2, 2023, with respect to the consolidated financial statements of AerCap Holdings N.V. and the effectiveness of internal control over financial reporting.

/s/ KPMG
Dublin, Ireland

March 2, 2023